Exhibit 99.1

News Release

Wabtec Reports 2Q EPS of 69 Cents, Up 21%;

Company Also Increases 2008 Guidance

WILMERDING, PA, July 22, 2008 – Wabtec Corporation (NYSE: WAB) today reported its 2008 second quarter results, including the following highlights:

•	Second quarter sales increased 20 percent compared to the year-ago quarter to a record $390 million, as the company continued to execute its growth strategies.

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Income from operations increased 22 percent to $56 million, or 14.3 percent of sales, compared to 14.1 percent in the year-ago quarter, due to the benefits of the Wabtec Performance System and operating leverage from higher sales.

•	Earnings per diluted share were a record 69 cents, 21 percent above the year-ago quarter.

•	At June 30, 2008, the company’s multi-year backlog was $1.2 billion, 3 percent higher than at March 31, 2008, even with the record sales quarter.

Based on its second quarter results and outlook for the rest of the year, Wabtec increased its 2008 earnings guidance to about $2.65 per diluted share, with full-year revenue now expected to grow at 12-14 percent, even though production of new freight cars in the U.S. will decline this year. Previously, the company expected sales growth of high-single-digits and earnings per diluted share of about $2.55.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Our second quarter performance was strong, with a variety of initiatives driving growth, including international and aftermarket expansion. We generated strong cash from operations and finished the first half of the year with cash, net of debt, at about $90 million, most of which was used to complete the acquisition of POLI, a European-based manufacturer of brake equipment, after the end of the quarter. Since 2005, we have made five acquisitions, all of which were financed with internally generated cash from operations. Although we remain cautious about the economic outlook in the U.S. and abroad, we are confident in our growth prospects for the rest of 2008 and beyond.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the freight rail and passenger transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars, subway cars and buses. The company also builds new switcher and commuter locomotives, and provides aftermarket services.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2008	Second Quarter 2007	For the Six Months 2008	For the Six Months 2007
Net sales	$390,194	$325,722	$773,521	$639,986
Cost of sales	(281,693)	(234,872)	(559,805)	(462,570)

Gross profit	108,501	90,850	213,716	177,416
Gross profit as a % of Net Sales	27.8%	27.9%	27.6%	27.7%

Selling, general and administrative expenses	(42,036)	(34,915)	(82,481)	(69,860)
Engineering expenses	(9,631)	(9,026)	(19,612)	(17,842)
Amortization expense	(912)	(992)	(1,815)	(1,533)

Total operating expenses	(52,579)	(44,933)	(103,908)	(89,235)
SGA as a % of Net Sales	10.8%	10.7%	10.7%	10.9%
Operating expenses as a % of Net Sales	13.5%	13.8%	13.4%	13.9%

Income from operations	55,922	45,917	109,808	88,181
Income from operations as a % of Net Sales	14.3%	14.1%	14.2%	13.8%

Interest income (expense), net	(1,293)	(686)	(2,774)	(1,469)
Other income (expense), net	(696)	(1,637)	(1,079)	(2,446)

Income from continuing operations before income taxes	53,933	43,594	105,955	84,266

Income tax expense	(20,171)	(15,469)	(39,680)	(30,587)

Effective tax rate	37.4%	35.5%	37.4%	36.3%

Income from continuing operations	33,762	28,125	66,275	53,679

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	5	(3)	(27)

Net income	$33,762	$28,130	$66,272	$53,652

Earnings Per Common Share
Basic
Income from continuing operations	$0.70	$0.58	$1.37	$1.11
Income (loss) from discontinued operations	—	—	—	—
Net income	$0.70	$0.58	$1.37	$1.11

Diluted
Income from continuing operations	$0.69	$0.57	$1.35	$1.09
Income (loss) from discontinued operations	—	—	—	—
Net income	$0.69	$0.57	$1.35	$1.09

Weighted average shares outstanding
Basic	48,095	48,666	48,306	48,413

Diluted	48,655	49,294	48,924	49,022

Sales by Segment
Freight Group	$199,631	$180,986	$391,397	$365,653
Transit Group	190,563	144,736	382,124	274,333

Total	$390,194	$325,722	$773,521	$639,986